Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2024 (“Effective Date”), by and between Vivakor, Inc., a Nevada corporation (the “Company”), and Tyler Nelson, an individual (the “Executive”).

WITNESSETH:

WHEREAS, Executive’s Executive Employment Agreement dated June 9, 2022 is expiring and the Company and Executive desire to enter into a new executive employment agreement;

WHEREAS, on February 26, 2024 the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Empire Energy Acquisition Corp., a Delaware corporation, and wholly owned subsidiary, Empire Diversified Energy, Inc., a Delaware corporation (collectively “Empire”), whereby, at closing, subject to the conditions set forth in the Merger Agreement, Empire will become a wholly-owned subsidiary of the Company;

WHEREAS, on March 21, 2024, the Company entered into a Membership Interest Purchase Agreement (the “Endeavor MIPA”), the equity holders of Endeavor Crude, LLC (“Endeavor”), whereby, at closing, subject to the conditions set forth in the Endeavor MIPA, the Company will acquire several entities that will become wholly-owned subsidiaries of the Company;

WHEREAS, based on the Merger Agreement and Endeavor MIPA, the Company and Executive desire to modify and renew the Executive’s term and compensation for serving as the Company’s Chief Financial Officer in order to bring the compensation in line with the anticipated growth of the Company by these transactions and incentivize Executive to continue to move the Company’s business forward in all facets.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company agrees to employ Executive as its Chief Financial Officer, and Executive accepts such employment and agrees to perform executive employment services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term.  This Agreement shall be for a term commencing on the Effective Date and terminating upon the earliest to occur (a) two years from the Effective Date (the “Initial Term”) or at the end of a Renewal Term, (b) resignation with or without Good Reason, (c) termination without cause, (d) termination for Cause, or (e) the Disability or death of the Executive (the “Term”). At the end of the Initial Term (if this Agreement is not terminated earlier pursuant to Section 5 during the Initial Term), this Agreement will be automatically renewed for successive one-year terms (each a “Renewal Term”) unless either the Executive or Company gives written notice to the other party at least ninety (90) days before the end of the then current Term that they elect not to renew this Agreement for any subsequent year.

3. Position and Duties.

3.1. Service with the Company. During the Term of this Agreement, Executive agrees to perform as the Company’s Chief Financial Officer and such executive employment duties as the Board of Directors of the Company (the “Board”) shall reasonably assign to him, and which are consistent with the Executive’s position and compensation, from time to time. The Executive shall, if requested, also serve as a member of the Board upon the same terms as other Board members. Company may also request Executive to serve as an additional officer of the Company or as an officer of any affiliate for no additional compensation.

3.2. Additional Resources. To the extent the Company has not already hired new personnel to cover the below duties, then not later than the closing of the Merger Agreement, the Company shall hire and retain a Financial Planning and Analysis professional within 60 days after the closing of the Merger Agreement and an Accounting Manager and Accounting Senior within 30 days after the closing of the Merger Agreement. Additionally, the Company will use its best efforts to retain the current personnel who worked on the Company’s most recent Form 10-K with the Executive at least through the filing of the first quarter Form 10-Q 2025, or will contract with similarly qualified personnel in the event the current personnel are not available or retained.. The Company shall also engage a consultant to assist with the implementation of a new Enterprise Resource Planning system (i.e. NetSuite, Oracle) within 60 days after the closing of the Merger Agreement.

3.3. Conflicting Duties. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. The Company agrees that Executive may, during the Term of this Agreement, perform services for LBL Professional Consulting, Inc. (“LBL”), or any other corporation, firm, entity or person that is not otherwise inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company. The Company acknowledges that currently the Executive is the President of LBL and sits on LBL’s board of directors.

4. Compensation and Benefits.

4.1. Base Salary. As compensation for the services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of at least Four Hundred Fifty Thousand Dollars ($450,000) (the “Base Salary”), subject to potential increases as stated below. The Base Salary is payable in equal installments and will be paid every two weeks. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term.

4.2. Bonuses. Consistent with comparable Nasdaq-listed companies, the Company’s Compensation Committee and Board of Directors agree to pay Executive an annual executive incentive bonus, an annual equity bonus, and a growth and acquisition transaction bonus, as set forth below. The Executive will be eligible to participate in any and all other bonus plans or any additional bonuses similar to those of other executives that may be established during the Term of this Agreement. If Executive is terminated or terminates employment during any year, Executive will be entitled to bonuses for the year of termination as described in Section 6, below. Any amounts paid as an annual bonus will not be considered as part of the Executive’s Base Salary in the next year of employment for the purposes of calculating future bonus payments.

(a) Annual Cash Incentive Bonus. On an annual basis, the Company shall provide revenue and profitability guidance for the Company (and its subsidiaries and affiliates, if applicable), identifying Company performance targets expressed as earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The Executive shall be eligible for an annual cash incentive bonus (“Cash Incentive Bonus”) equal to the Base Salary multiplied by proportional progress achieved toward the Company’s financial performance, to be calculated as (A) the Company’s current year EBITDA less the Company’s prior year EBITDA, divided by (B) the Company’s current year EBITDA guidance less the Company’s prior year EBITDA (the “Annual Incentive Multiplier”). The Annual Incentive Multiplier may not be less than zero nor greater than one hundred twenty percent (120%) for any purpose of this Agreement. Notwithstanding the Annual Incentive Multiplier, the Cash Incentive Bonus will not be less than 50% of the Base Salary on an annual basis (the “Cash Incentive Bonus Minimum”), however, if the actual Cash Incentive Bonus is less than the Cash Incentive Bonus Minimum, the difference will be paid to Executive through the issuance of shares of the Company’s common stock, valued on the date the Company’s Board of Directors approves the issuance of the relevant Cash Incentive Bonus. The Cash Incentive Bonus shall be paid on the 5th day of April of the year succeeding the year for which the Cash Incentive Bonus is calculated, less applicable withholdings. By way of example only, if the Company’s current year actual EBITDA is $15,000,000, the Company’s prior year EBITDA was $10,000,000, and the Company’s current year EBITDA guidance is $12,000,000, the Cash Incentive Bonus would be calculated as follows:

Annual Incentive Multiplier x Base Salary = Cash Incentive Bonus

[(FY1 EBITDA – FY0 EBITDA) ÷ (FY1E EBITDA – FY0 EBITDA)] x Base Salary = Cash Incentive Bonus

[($15mm – $10mm) ÷ ($12mm – $10mm)] x Base Salary = Cash Incentive Bonus

[$5mm ÷ $2mm] x Base Salary = Cash Incentive Bonus

([250%] > 120%) x Base Salary = Cash Incentive Bonus

120% x $450,000 = $540,000

By way of further example only, if the Company’s current year actual EBITDA is $11,000,000, the Company’s prior year EBITDA was $10,000,000, and the Company’s current year EBITDA guidance is $12,000,000, the Cash Incentive Bonus would be calculated as follows:

Annual Incentive Multiplier x Base Salary = Cash Incentive Bonus

(FY1 EBITDA – FY0 EBITDA) ÷ (FY1E EBITDA – FY0 EBITDA) x Base Salary

($11mm – $10mm) ÷ ($12mm – $10mm) x Base Salary = Cash Incentive Bonus

$1mm ÷ $2mm x Base Salary = Cash Incentive Bonus

(50%) x Base Salary = Cash Incentive Bonus

50% x $450,000 = $225,000

By way of further example only, if the Company’s current year actual EBITDA is $15,000,000, the Company’s prior year EBITDA was $14,000,000, and the Company’s current year EBITDA guidance is $18,000,000, the Cash Incentive Bonus would be calculated as follows:

Annual Incentive Multiplier x Base Salary = Cash Incentive Bonus

(FY1 EBITDA – FY0 EBITDA) ÷ (FY1E EBITDA – FY0 EBITDA) x Base Salary

($15mm – $14mm) ÷ ($18mm – $14mm) x Base Salary = Cash Incentive Bonus

$1mm ÷ $4mm x Base Salary = Cash Incentive Bonus

(25%) x Base Salary = Cash Incentive Bonus

25% x $450,000 = $112,500 (paid in cash)(remaining $112,500 to reach Cash Incentive Bonus Minimum paid in shares of Company common stock)

(b) Equity Incentive Bonus. The Executive shall be eligible for an annual equity incentive bonus (“Equity Incentive Bonus”) equal to the Base Salary multiplied by the Annual Incentive Multiplier, in accordance with the terms set forth in section 6(a) above. The Annual Incentive Multiplier may not be less than twenty five percent (25%) nor greater than one hundred twenty percent (120%). The Equity Incentive Bonus shall be granted to Executive no later than the 15th day of March of the year succeeding the year for which the Equity Incentive Bonus is calculated, less applicable withholdings, and shall be remitted in the form of the Company’s common stock, priced per share based on the volume-weighted average closing price for the preceding five (5) NASDAQ trading days prior to the grant date. All shares comprising an Equity Incentive Bonus shall be issued under the Company’s 2023 Equity and Incentive Plan or successor plan and otherwise in accordance with applicable law and the rules and regulations of The Nasdaq Capital Market, and, in the event that any such shares cannot be issued because compliance with such requirements has not been met, the obligation to issue such shares will be accrued until such time as such compliance requirements have been satisfied.

(c) For purposes of calculating the amounts due and owing Executive under Section 4.2(a) and (b), the Parties stipulate and agree that the Company’s current year EBITDA guidance for 2024 is stipulated and deemed to be $19,000,000, and prior-year (2023) EBITDA is stipulated and deemed to be $12,000,000. Furthermore, the Company shall have the right to reasonably adjust EBITDA guidance for purposes of calculating the Annual Incentive Multiplier in connection with any mergers, acquisitions, or business combination transactions during 2024.

(d) Growth and Transaction Based Bonus. The Executive will be eligible for a cash transaction bonus (“Cash Transaction Bonus”) for all Qualified Transactions involving the acquisitions of assets or equity of another business, or the divestiture, merger, consolidation, restructuring of assets or business of the Company or a subsidiary of the Company. The Cash Transaction Bonus shall equal one-half of one percent (0.5%) of the Enterprise Value of the assets, equity or business sold or acquired or the listing value of the equity or debt being listed on a national exchange. A Qualified Transaction also includes any transaction where the Company lists the equity or debt securities of a subsidiary or of its assets or portion of its business on a recognized national stock exchange in the United States of America or the equivalent in any other jurisdiction (such as in a spinoff transaction). In order for a transaction to be a Qualified Transaction, the transaction must have an Enterprise Value of at least 10% or more of the total assets of the Company immediately prior to the transaction (a “Qualified Transaction”). Notwithstanding the above, Executive agrees to waive the Cash Transaction Bonus for the close of Empire Merger Agreement and Endeavor MIPA and the Company agrees that Executive will be paid a flat Cash Transaction Bonus of Two Hundred Thousand Dollars ($200,000) for each of these transactions, with $100,000 for each Cash Transaction Bonus to be paid in cash and the remaining $100,000 for each Cash Transaction Bonus to be paid in shares of the Company’s common stock, valued on the Effective Date.

Enterprise Value is calculated on a consolidated basis, as the sum of (1) the market value of an entity’s common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short-term debt, less its cash and cash equivalents that remain with a counter party.

All Cash Transaction Bonuses shall be considered earned and paid in cash immediately upon the closing of a Qualified Transaction.

(e) The Executive shall be eligible for such additional bonuses in such amounts and at such times, annual or otherwise, as determined in the discretion of the Compensation Committee of the Board of Directors of the Company.

(f) The Company and its Board of Directors will waive any rights of first refusal, right of repurchase or other restrictions on the sale of any stock awarded under this agreement, as described in Section 10 of the Vivakor, Inc. 2021 and 2023 Equity and Incentive Plan. In addition, for any bonus based upon EBITDA guidance, the Company’s failure to timely issue or stipulate to such guidance means any such bonus formula will treat the current year projected EBITDA guidance amount as one dollar more than the prior year EBITDA amount.

4.3. Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation, and holidays. Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by Company on substantially the same or a more favorable basis as any other executive employee of Company. The Company will pay directly or reimburse Executive for supplemental disability coverage, in an amount approved by the Board (or its Compensation Committee, if applicable). The benefit plans described in this Section 4.3 are collectively referred to in this Agreement as “Benefit Plans.”

4.4. Business Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation. In addition, the Company will reimburse or pay directly for Executive’s personal executive development expenses, in a maximum amount to be approved by the Compensation Committee of the Company’s Board of Directors.

4.5. Vacation. Executive shall be entitled to paid vacations. Executive will accrue four (4) weeks paid vacation time per calendar year. Vacation accrual into a new year has a ceiling of 12 weeks of vacation. Unused vacation time will be paid out to Executive upon any termination of employment. If any vacation time accrues during a year that exceeds 12 weeks, the Company will pay to Executive the value of such unused vacation time (calculated pursuant to the then current Base Salary at the time a payout is requested) on the last business day of that year.

4.6. Indemnification. In addition to any rights Executive may have under the Company’s charter, by-laws or other agreements or policies, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, penalties, excise taxes and attorneys’ and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive’s employment with the Company or Executive’s service as a director or officer of the Company or any affiliate; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive’s intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company’s best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a conflict of interest in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive’s consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money (and no admission of guilt or wrong doing by Executive) and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by Executive in connection with any such claim, action, proceeding or investigation. Not later than six weeks after the conclusion of the next financing, the Company will obtain and maintain a policy of directors’ and officers’ liability insurance covering Executive with minimum coverage limits of $5 million and terms that are no less favorable to Executive than similar coverage provided to other directors or officers of the Company and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain such directors’ and officers’ liability insurance policy covering Executive for a period of time following such expiration or earlier termination of this Agreement equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors’ and officers’ liability insurance policy. The carrier providing such coverage shall have a Comdex rating of at least 90. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

5. Termination.

5.1. Disability. At the Company’s election, Executive’s employment shall terminate upon Executive’s becoming totally or permanently disabled for a period of at least six (6) consecutive months. For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement. The Company may only make a determination that Executive is totally or permanently disabled or has a total or permanent disability upon receipt of such a determination from Executive’s regular, treating physician. Executive, or Executive’s authorized personal representative, will instruct Executive’s regular, treating physician to furnish to the Company such physician’s determination of whether Executive is totally or permanently disabled or has a total or permanent disability upon Executive’s, or Executive’s authorized personal representative’s, receipt of a written request from the Company, signed by any officer.

5.2. Death of Executive. Executive’s employment shall terminate immediately upon the death of Executive.

5.3. Termination for Cause. The Company may terminate Executive’s employment at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term “Cause” shall mean that Executive shall have (i) been finally adjudicated to have committed any act of fraud, embezzlement, or any other willful misconduct that is demonstrably and materially injurious to the Company, or (ii) violated any material written Company policy or rules of the Company (provided such policies and rules must be commercially reasonable) and such violation is not cured by Executive within 30 days following written notice thereof to Executive, or (iii) refused to follow the reasonable written directions given by the Board or its designee or breached any material covenant or obligation under this Agreement or any other written agreement with the Company and such refusal or breach is not cured by Executive within 30 days following written notice thereof to Executive. No act or failure to act by Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

5.4. Resignation. Executive’s employment shall terminate on the earlier of the date that is thirty (30) days following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company. Executive may resign at any time with or without Good Reason.

5.5. Termination for Good Reason. Executive may terminate his employment under this Agreement at any time for “Good Reason” (as hereinafter defined). As used herein, the term “Good Reason” shall mean, without Executive’s prior written consent: (a) any reduction in Executive’s Base Salary; (b) a material reduction in Executive’s authority, duties or responsibilities, including without limitation, removing Executive as Chief Financial Officer; (c) relocation by the Company of Executive’s work site (which is currently Laguna Hills, California) to a facility or location more than 15 miles from the Executive’s current work site; (d) imposition of a requirement that Executive report to anyone other than the Company’s Chief Executive Officer or directly to the Board (or its committees); or (e) a material breach by the Company of any of its obligations under this Agreement, including Section 3.2, or any other written agreement or covenant with Executive, or a material breach by the Company of any other material agreement by and between Executive and the Company. A condition will not be considered “Good Reason” unless Executive gives the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving Executive’s written notice. To resign for Good Reason, Executive must resign within three months (3) months after one of the foregoing conditions has not been remedied by the Company within its 30-day remedy deadline.

5.6. Termination Without Cause. The Company may terminate Executive’s employment at any time without Cause on 90 days’ prior written notice. A termination “Without Cause” is a termination of Executive’s employment by the Company for any reason other than those set forth in subsections (5.1) (Disability), (5.2) (Death), or (5.3) (For Cause) of this Section.

5.7. Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers that he owns or controls. Executive may retain a copy of this Agreement and any other agreement between the Executive and the Company (or any of its affiliates).

5.8. Resignation from Board and Officer Status. Upon termination of Executive’s employment with Company, Executive will be deemed to have resigned from any officer or director status Executive held with Company or any affiliate or a subsidiary of the Company as of the termination date.

6. Compensation upon the Termination of Executive’s Employment.

6.1. In the event that Executive’s employment is terminated by Company pursuant to Section 5.3 (Termination for Cause) or by Executive pursuant to Section 5.4 (Resignation) without Good Reason, then: (i) Executive shall be paid a pro rata amount of Executive’s then current Base Salary through the date his employment is terminated; and (ii) all earned but unpaid bonuses and accrued and unpaid compensation (including any accrued and unused vacation time) shall be paid to the Executive. For the purposes of this Section, Executive will be deemed to have earned a pro rata portion of any Annual Cash Incentive Bonus or Equity Incentive Bonus through a termination event based on days employed through a termination event out of a 365 day year. Executive will retain whatever rights or benefits Executive is entitled to under any Benefit Plan.

6.2. In the event Executive’s employment is terminated pursuant to Section 5.2 (Death), then: (i) Executive’s beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be paid Executive’s then current Base Salary through the end of the month in which his death occurs; and (ii) all accrued and unpaid compensation (including any accrued and unused vacation time) and earned but unpaid bonus payments shall be paid to the Executive’s beneficiary or in the absence of such beneficiary, Executive’s estate. Executive’s beneficiary will retain whatever rights or benefits Executive is entitled to under any Benefit Plan. For the purposes of this Section, Executive will be deemed to have earned a pro rata portion of any Annual Cash Incentive Bonus or Equity Incentive Bonus through a termination event based on days employed through a termination event out of a 365 day year.

6.3. In the event Executive’s employment is terminated by the Executive pursuant to Section 5.5 (Termination for Good Reason), by the Company pursuant to Section 5.1 (Disability), or by the Company pursuant to Section 5.6 (Termination Without Cause), then: (i) Executive shall be paid Executive’s then current Base Salary through the date his employment is terminated and for any accrued and unused vacation time; or accrued but unpaid bonus, (ii) Executive will retain whatever rights or benefits Executive is entitled to under any Benefit Plan and (iii) the Company shall pay to Executive, as a severance allowance, the amounts described in Sections 6.3.1. through 6.3.5. (together, the “Severance Payments”). For the purposes of this Section, Executive will be deemed to have earned a pro rata portion of any Annual Cash Incentive Bonus or Equity Incentive Bonus through a termination event based on days employed through a termination event out of a 365 day year. Any Qualified Transaction which closes not more than six months after Executive’s termination under this Section shall be included in the Cash Transaction Bonus payable to Executive.

6.3.1. Company shall pay to Executive the Executive’s then current monthly Base Salary for a period of twelve (12) months beginning upon Executive’s termination date (the “Severance Period”), provided that Executive satisfies the Conditions. Such payments shall be paid on the Company’s regular paydays throughout the Severance Period, with any amounts due during the period between the termination date and satisfaction of the Conditions paid on the first following payroll date as a lump sum, all such payments subject to Section 9.1.

6.3.2. Company shall promptly pay for Executive’s benefit for outplacement services for Executive for twelve (12) months with an outplacement firm selected by Executive.

6.3.3. If Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of Executive’s employment, Company shall pay Executive’s monthly COBRA premium (including any premiums related to Executive’s eligible dependents) until the earliest of (a) the last day of the month that includes the close of the Severance Period, (b) the expiration of Executive’s continuation of coverage under COBRA, or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

6.3.4. Company shall pay to Executive any amounts payable under any Company bonus plans in which Executive is eligible to participate as of the date of the termination of his employment. Such payments, if any, shall be determined after the end of the bonus year and paid when similar payments are made to ongoing bonus plan participants on April 5th. Any such payments to Executive shall be prorated based upon the portion of the bonus year that Executive was employed by Company or any affiliate.

Notwithstanding anything herein to the contrary, the Company shall begin COBRA payments as soon as necessary for Executive to continue coverage, even if Executive has yet to meet the Conditions (as defined below); provided that this obligation shall not extend more than sixty (60) days from the date of termination of Executive’s employment.

6.4. Conditions. The Company’s obligation to pay the Severance Payments will not apply unless (a) Executive has complied with Section 5.7 (Surrender of Records and Property), and (b) Executive has executed the Company’s standard release agreement (the “Release”; attached as Exhibit A within 45 days of receipt (collectively, clauses (a) and (b)of this Section 6.4 are the “Conditions”). The Executive must comply to satisfy the Conditions within sixty (60) days of termination of Executive’s employment in order to be eligible for and entitled to receive the Severance Payments.

7. Change of Control.

7.1. Definition of Change of Control. As used herein, a “Change of Control” shall mean:

(a) any one person, or more than one person acting as a group acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 40 percent of the total fair market value or total voting power of the stock of the Company the acquisition of additional stock by the same person or persons is not considered a Change of Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of the Company (or issuance of stock) which remains outstanding after the transaction.

(b) any one person, or more than one person acting as a group acquiring (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 40 percent or more of the total voting power of the stock of the Company; or the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

(c) any one person, or more than one person acting as a group acquiring (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d) Notwithstanding the above, the acquisition of shares of Company common stock by James Ballengee, or any entity he controls, will not be considered a Change of Control for the purposes of this Section.

7.2. Change of Control Bonus. In the event of a Change of Control, the Company shall, within thirty (30) days after occurrence of the Change of Control, pay Executive a lump sum amount equal to Executive’s then current annual Base Salary. The Executive agrees to waive any Change of Control Bonus that would be due to Executive for the closing of the Empire Merger or the Endeavor MIPA (but Executive shall be entitled to the applicable Cash Transaction Bonus upon the closing of these transactions).

7.3. Benefit Plans Following a Change of Control. In the event of a Change of Control following which the Company (or the surviving entity) continues to employ Executive and the Company (or the surviving entity) offers benefit plans that are less favorable to Executive and Executive’s eligible dependents than the Benefit Plans Executive and Executive’s dependents had immediately prior to the Change of Control, the Company (or the surviving entity) will reimburse Executive for any expenses he incurs to independently acquire additional coverage under a third-party plan to cover such deficit in benefits for up to a one (1) year period following a Change of Control.

7.4. Severance Payments Following a Change of Control. In the event of a Change of Control following which the Company (or the surviving entity) continues to employ Executive, in the event Executive’s employment is subsequently terminated by the Executive pursuant to Section 5.5 (Termination for Good Reason) or by the Company (or the surviving entity) within one (1) calendar year thereof without Cause, the Company (or the surviving entity) shall pay the Severance Payments to Executive in accordance with Section 6.3 above.

8. Successors.

8.1. The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, acquisition, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations of the Company under this Agreement and agree expressly to perform the obligations of the Company under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

8.2. Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

9. Other Provisions.

9.1. Code Section 409A. For purposes of Section 409A Internal Revenue Code, as amended (“Section 409A”), Executive hereby elects to receive, and the Company hereby agrees to pay, each amount payable under this Agreement at the times, and on the terms and conditions, set forth herein. Notwithstanding the foregoing, if Section 409A would impose any additional tax on payments within the first six (6) months following Executive’s Separation from Service (as defined in Section 409A), such payments shall be delayed to the minimum extent necessary to avoid such additional tax. Any delayed payments shall be paid in a lump sum on the first day of the seventh (7th) month after Executive’s Separation from Service.

9.2. Governing Law; Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law provisions of any jurisdiction. Any dispute arising under or related to this Agreement will be resolved exclusively in federal or state court in Orange County, California and the parties hereby consent to such jurisdiction and venue.

9.3. Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter other than the Settlement Agreement, and the parties hereto have made no other agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

9.4. Withholding Taxes and Right of Offset. The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9.5. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

9.6. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

9.7. Headings; Interpretation. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. As used in this Agreement, unless the context expressly indicates otherwise, the word “or” is inclusive and means “and/or” and the word “including” (or any variation of that word) means “including without limitation” or a phrase of equivalent meaning.

9.8. No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.9. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

9.10. Survivability. Sections 6, 7, 8, and 9 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

9.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9.12. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by reputable overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Vivakor, Inc.

James Ballengee

Chief Executive Officer

5220 Spring Valley Rd. 500

Dallas, TX 75242

Email: jballengee@vivakor.com

If to the Executive:

Tyler Nelson

with a copy to:

Dentons Durham Jones Pinegar
111 South Main, Ste 2400
Salt Lake City, Utah 84111
Attention: John Walch

Email: john.walch@dentons.com

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the day and year set forth above.

“Company”:

Vivakor, Inc., a Nevada corporation

/s/ James Ballengee
By:	James Ballengee
Title:	Chief Executive Officer

“Executive”:

/s/ Tyler Nelson
Tyler Nelson, an individual

EXHIBIT A

FORM OF RELEASE AGREEMENT

(see attached)

A-1

FORM OF

GENERAL RELEASE AND WAIVER

For and in consideration of the payments and benefits due to the undersigned under that certain Executive Employment Agreement dated June 13, 2024, executed by Vivakor, Inc. and Tyler Nelson (the “Employment Agreement”), and for other good and valuable consideration, the undersigned (the “Employee”) hereby agrees, for the Employee, the Employee’s spouse and child or children (if any), the Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue Vivakor, Inc., any of its subsidiaries, or any of their affiliates (collectively, the “Company”), or any of their predecessors, successors, or assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims relating to the Employee’s employment or other service relationship with the Released Parties, including but not limited to any claims arising out of, or related to the Employee’s compensation as an employee or other service provider of or to the Released Parties, or the Employee’s separation from employment with the Released Parties, in each case which the Employee now has or may have against the Released Parties, whether known or unknown to the Employee, by reason of facts which have occurred on or prior to the date that the Employee has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all federal, state, foreign or local laws regarding employment discrimination or wage payment and/or federal, state, foreign or local laws of any type or description regarding employment.

The Employee has read this Release carefully, acknowledges that the Employee has been given at least forty-five (45) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Employee’s choice prior to executing this Release, and the Employee fully understands that by signing below the Employee is voluntarily giving up rights which the Employee may have to sue or bring any other claims against the Released Parties, including rights and claims under the Age Discrimination in Employment Act. The Employee also understands that the Employee has a period of seven (7) days after signing this Release within which to revoke his or her agreement, and that neither the Company nor any other person is obligated to make the payments or provide the benefits under the Employment Agreement that are conditioned upon the execution and non-revocation of this Release until eight (8) days have passed since the Employee’s signing of this Release without the Employee’s signature having been revoked. Finally, the Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily.

A-2

Notwithstanding anything else herein to the contrary, this Release shall not: (i) affect any rights of the Employee to indemnification or liability insurance coverage the Employee may have under this Agreement or the by- laws (or similar governing documents) of any entity constituting the Company or applicable law, (ii) release any claim that cannot be released as a matter of applicable law, (iii) bar Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC) and/or to participate in an investigation by the EEOC, although this Release does bar Employee’s right to recover any personal relief if Employee or any person, organization, or entity asserts a charge on Employee’s behalf, including in a subsequent lawsuit or arbitration, (iv) release the Company’s legally binding obligations under the Employment Agreement, (v) claims to any benefit entitlements vested as the date of separation of Employee’s employment, including without limitation any worker’s compensation or unemployment claim, rights under any qualified retirement plan (including conversion rights) or to continuation of benefits under COBRA, or under the Settlement Agreement or (vi) release any of the Employee’s rights as a holder of vested equity securities or options or other rights in respect thereof.

The Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily. This Release shall be governed by Texas law, without regard to its rules regarding conflicts of laws.

EMPLOYEE:

[EXHIBIT ONLY—DO NOT EXECUTE]
Tyler Nelson, individually

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